EXECUTION VERSION

LETTER OF CREDIT AGREEMENT

LETTER OF CREDIT FACILITY AGREEMENT, (this “Agreement”) dated this 6th day of June, 2007.

BETWEEN:

(1)	GREENLIGHT REINSURANCE, LTD., a company incorporated under the laws of the Cayman Islands (the “Applicant”); and
(2)	BANK AUSTRIA CAYMAN ISLANDS LTD., a company incorporated under the laws of the Cayman Islands (the “Issuer”).

WHEREAS:

(A)

Concurrently with this Agreement, the Applicant and the Issuer are entering into a security agreement (the “Security Agreement”) to secure any outstanding indebtedness of the Applicant under any Letter of Credit (as defined below).

(B)

Concurrently with this Agreement, the Applicant, the Issuer and Goldman, Sachs & Co., a company organized under the laws of New York (the “Securities Intermediary”), are entering into a securities account control agreement (the “Control Agreement” and, together with this Agreement and the Security Agreement, the “Finance Documents”), establishing the Issuer’s control of, among other things, the Account and all Account Property (each as defined in the Control Agreement, together, the “Collateral”) in order to perfect the security interest granted to the Applicant in the Security Agreement.

(C)	The Applicant may from time to time request the Issuer to issue, or cause to be issued on behalf of the Issuer, Letters of Credit.
(D)

The parties hereto wish to specify the reimbursement terms that would be applicable to any such Letter of Credit issued during the period from the date hereof until the Termination Date (as defined below and as extended from time to time).

NOW THEREFORE the parties hereto hereby agree as follows:

Section 1. DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” of a person means any other person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common control with that person.

“Base Rate” means, for any day, ½ of 1% in excess of the Federal Funds Rate for such day.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York or the Cayman Islands nor a day on which banking institutions chartered in the United States are legally authorized to close.

“Control” a person is deemed to control any other person if it has the ability to direct the management or policies, or cause the dissolution, merger, consolidation, sale of assets or change in control, of such person (and “Controlled” shall be construed accordingly).

“Debt” means all obligations of the Applicant to repay money or to pay the deferred purchase price of assets or services, all indebtedness evidenced by notes, bonds, debentures or similar obligations, all obligations (whether or not contingent) in respect of letters of credit, and all guarantees of obligations of others of the foregoing types; provided that, notwithstanding anything to the contrary contained herein, Debt shall not include (x) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or, (y) unsecured current liabilities (including trade or other accounts payable) incurred in the ordinary course of business with a due date that is not more than 90 days after the date such indebtedness is originally incurred, other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (x) above) or (z) any obligations under any reinsurance agreement or primary policy issued by the Applicant.

“Default” means any event or condition which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

“Event of Default” means any of the events specified in Section 11.

“Federal Funds Rate” means, for any day, the rate set forth in the Federal Funds Statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal funds (effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean (as determined by the Issuer) of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day quoted to the Issuer by three leading brokers of Federal funds transactions in New York City selected by the Issuer.

“Letter of Credit” means any standby letter of credit substantially in the form of Exhibit B, issued pursuant to this Agreement by the Issuer or by Bayerische Hypo-und Vereinsbank AG, New York Branch (“HVB”) on behalf of the Issuer for the account and at the request of the Applicant during the period from the date hereof to the Termination Date (as extended from time to time).

“Outstanding Indebtedness” means all monies, obligations and liabilities whatsoever, whether for principal, interest or otherwise, in whatever currency, which may now or at any time in the future be due, owing or incurred by the Applicant to the Issuer or HVB, whether actual or contingent and whether alone, severally or jointly as principal, guarantor, surety or otherwise and in whatever name or style and whether on any current or other account or in any other manner whatsoever under or pursuant to this Agreement and/or any other Finance Documents, including (without limitation) any Drawdown Reimbursement Obligations (as defined below). For the avoidance of doubt Outstanding Indebtedness shall be considered Secured Obligations as defined in the Security Agreement.

“Responsible Officer” means any director or other authorized representative of the Applicant as set out in the account opening documentation completed by the Applicant for the Issuer and which may from time to time be amended.

“Stated Amount” means, at any time, the maximum amount available at such time to be drawn under any issued and outstanding Letter of Credit.

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned, Controlled or held by such person or by such person and one or more other Subsidiaries of such person. Unless otherwise specified herein, the term “Subsidiary” shall be a reference to a Subsidiary of the Applicant.

“Termination Date” means June 6th, 2008, which Termination Date shall be automatically extended by 364 days beyond the then effective Termination Date unless (i) a Default or Event of Default has occurred and is continuing or (ii) the Issuer or the Applicant delivers a written notice of termination to the other party at least 30 days prior to the then effective Termination Date.

Section 2. TERMS AND AMOUNT OF LETTER OF CREDIT.

At the request of the Applicant, the Issuer shall from time to time, on any Business Day during the period from and including the date hereof to but excluding the Termination Date, cause HVB to issue Letters of Credit, provided that the Applicant has satisfied at such time all of the conditions to issuance thereof set forth in clauses 2(a) through (d) below. The Applicant may request that a Letter of Credit be issued by completing, executing and delivering to the Issuer an application therefor substantially in the form of Exhibit A hereto (the “Application”); provided that on the date of receipt of such request and the date of issuance of the related Letter of Credit (a) the representations and warranties set forth in Section 5 (Representations and Warranties) are true and correct in all material respects; (b) no Default or Event of Default shall have occurred and be continuing or will result from the issuance of the requested Letter of Credit, (c) the expiry date specified therein shall not be later than one year after the date on which such Letter of Credit is proposed to be issued (except as otherwise provided in such Letter of Credit), and (d) the Stated Amount of all Letters of Credit outstanding under this Agreement together with all unreimbursed amounts due hereunder shall not exceed US$ 25,000,000. To the extent of any inconsistency between the terms, conditions and provisions of this Agreement and the terms, conditions and provisions of the Application, the terms, conditions and provisions of this Agreement shall prevail.

Notwithstanding anything herein to the contrary, the Applicant’s obligations under this Agreement shall not expire or be otherwise terminated until such time as all Outstanding Indebtedness has been paid in full.

Section 3. DRAWDOWN REIMBURSEMENT OBLIGATIONS.

(a) In the case of any drawing made under a Letter of Credit, the Issuer shall promptly, and in any event no later than two (2) Business Days following the date of the related drawing, notify the Applicant of such drawing and upon receipt of such notification, the Applicant shall promptly, and in any event no later than two (2) Business Days following the date of such notification, reimburse the Issuer for the amount of the disbursement related to such drawing together with accrued interest thereon, if any, as provided herein (“Drawdown Reimbursement Obligations”).

(b) The unpaid amount of any Drawdown Reimbursement Obligations shall bear interest, from the date of the drawdown of the related Letter of Credit until the earlier of the Business Day that the Applicant reimburses the Issuer for the amount so drawn by 5:00p.m. (New York City time) or the date that the Issuer exercises its rights of offset under the Security Agreement, at a rate per annum (for actual days elapsed on the basis of a 360-day year) equal to the sum of the Base Rate and 2.5%; provided, however, that if any drawdown of a Letter of Credit is repaid by the Applicant in immediately available funds by no later than 5:00p.m. (New York City time) on the date that notice of such drawdown is received by the Issuer to the Applicant, no interest shall accrue and be payable in respect of any such drawing.

Section 4. LETTER OF CREDIT FEE.

(a) Letter of Credit Fee. The Applicant will pay a non-refundable fee (“Letter of Credit Fee”) equal to 40 basis points (0.40%) per annum on the Stated Amount of each Letter of Credit issued and outstanding during the relevant period. This fee shall be computed on a daily basis for the period from the date of issuance of any Letter of Credit to the expiration date of such Letter of Credit, provided that for any partial year the Letter of Credit Fee shall be prorated on the basis of the number of days to expiry divided by a 360-day year. The Letter of Credit Fee is due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing in June 2007, through the Termination Date with the final payment to be made on the Termination Date.

(b) Payments Net of Taxes. All payments under this Agreement will be payable to the Issuer free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than those imposed on the overall net income of the Issuer (“Taxes”). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement will be increased to the amount which after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Issuer the amount stated to be payable under this Agreement. If any of the Taxes specified in this subsection (b) are paid by the Issuer, the Applicant will, upon demand of the Issuer, reimburse the Issuer for such payments, together with any interest and penalties which may be imposed by the governmental agency or taxing authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis for calculation of such amount delivered to the Applicant by the Issuer shall be conclusive absent manifest error.

(c) Change in Law. If the adoption after the date of issuance of any Letter of Credit hereunder of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuer with any such authority, central bank or other agency, has or would have the effect of reducing the rate of return on the Issuer’s capital as a consequence of its obligations under any Letter of Credit to a level below that which the Issuer could have achieved but for such adoption, change or compliance by an amount deemed by the Issuer to be material, the Applicant shall within ten days after demand by the Issuer pay to the Issuer, on written demand, such additional amount or amounts as will compensate the Issuer for such reduction with respect to any affected issued and outstanding Letter of Credit. Any additional costs in respect of any further Letter of Credit issued will be reflected in the quote offered by the Issuer upon application for a Letter of Credit by the Applicant.

(d) Fees and Expenses. Except as provided in the next sentence, the Applicant will not be liable for any other charges and expenses legal and/or otherwise paid or incurred by the Issuer in connection with a Letter of Credit unless agreed to in advance by Applicant in writing. Notwithstanding the foregoing sentence, (i) the Applicant shall reimburse the Issuer for 50% of the reasonable legal fees paid by the Issuer (up to a maximum reimbursement amount of US$12,500) in connection with the preparation and negotiation of the Finance Documents, unless the aggregate amount of the Letter of Credit Fee paid to the Issuer by the Applicant during the period commencing on the date of this Agreement and ending on the earlier of eighteen (18) months from the date of this Agreement or the Termination Date is greater than US$25,000; and (ii) the Applicant shall reimburse the Issuer upon request for any reasonable out-of-pocket expenses, including reasonable fees and disbursements of legal counsel, incurred in connection with the maintenance or enforcement of the Finance Documents, the Collateral and any Letter of Credit, or any amendment or modification thereof.

Section 5. REPRESENTATIONS AND WARRANTIES. The Applicant represents and warrants to Issuer as of the date hereof as follows:

(a) Existence. The Applicant is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and is duly qualified to do business in each jurisdiction in which the ownership of its property or the nature of its business makes such qualification necessary and where the failure to so qualify will have a materially adverse effect on the financial condition of the Applicant and its ability to perform its obligations under this Agreement and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so would not have a material adverse effect on the financial condition of the Applicant or its ability to perform its obligations under this Agreement.

(b) Power and Authority. The execution, delivery and performance by the Applicant of this Agreement are within the Applicant’s powers, have been duly authorized by all necessary action, do not contravene or constitute a default under any provision of applicable law or regulation or of any judgment, injunction, order or decree binding on the Applicant or its property, and do not result in or require the creation or imposition of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(c) Approvals. To the best of the Applicant’s knowledge, no further approval, authorization, consent, order, notice to or filing or registration with any governmental authority or any public board or body (other than such as have been obtained and are in full force and effect) is legally required with respect to the entering into and performance by the Applicant of its obligations under this Agreement.

(d) Enforceability. This Agreement and any related documents to which the Applicant is a party have been or will be duly executed and delivered and are, or upon execution will be, the valid and legally binding obligations of the Applicant, enforceable against the Applicant in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting creditors’ rights generally or the availability of equitable remedies.

(e) Financial Statements. The financial statements of the Applicant delivered to the Issuer fairly present the financial condition of the Applicant as of the date thereof and the results of operations for the periods indicated. Since the date of the most recent financial statement, there has been no material adverse change in the financial condition or operations of the Applicant not disclosed in such information and no event has occurred which materially and adversely affects the business operations, assets or financial condition of the Applicant.

(f) No Breach. The consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement will not violate or constitute or result in a material breach of or a default under any mortgage, deed of trust, lease, loan or security agreement, corporate charter, articles, or bylaws, as applicable, or any other instrument to which the Applicant is a party or by which it may be bound or affected.

(g) Pending Action. There is no action, suit or proceeding pending against, or to the Applicant’s knowledge, threatened against the Applicant or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would have a material adverse effect (actual or prospective) on the Applicant’s business, properties or financial position or which seeks to terminate or calls into question the validity or enforceability of this Agreement.

The Applicant shall be deemed to represent to the Issuer that all representations and warranties of the Applicant under the Finance Documents are true and correct in all material respects as of the date of each request by the Applicant to the Issuer for the issuance of a Letter of Credit (unless any representation or warranty of the Applicant is expressed to be given at a specific date, in which case the Applicant shall be deemed to represent that any such representation or warranty is true and correct in all material respects as of such specific date).

Section 6. OBLIGATIONS ABSOLUTE

Except as hereinafter provided, the obligations of the Applicant under this Agreement shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit except if such lack of validity or enforceability shall be the result of any action or omission of the Issuer;

(b) Any amendment or waiver of, or any consent to this Agreement;

(c) The existence of any claim, set-off, defense or other rights which the Applicant may have at any time against the Beneficiary (as defined in Exhibit B) or any transferee of a Letter of Credit (or any person for whom the Beneficiary or any such transferee may be acting), the Issuer or any other Person, whether in connection with this Agreement, or any unrelated transaction; provided that nothing in this Section 6 shall prevent the assertion of any such claim by separate suit or counterclaim;

(d) Any statement in any certificate or any other document presented to the Issuer under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) Payment by the Issuer under any Letter of Credit against presentation of a draft or certificate does not strictly comply with the terms of such Letter of Credit except if such payment constitutes the gross negligence or willful misconduct of the Issuer;

(f) Any notice of nonrenewal of a Letter of Credit sent by Issuer to the Beneficiary not being received on time or at any time by the Beneficiary;

(g) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, other than resulting from Issuer’s gross negligence or willful misconduct; or

(h) Any delay, extension of time, renewal, compromise or other indulgence agreed to by the Issuer, without notice to or approval of the Applicant in respect to any of the Applicant’s indebtedness to the Issuer under this Agreement.

Section 7. COVENANTS

By its execution and delivery of this Agreement, the Applicant covenants and agrees that for so long as any obligation under this Agreement or any Letter of Credit issued by the Issuer remains outstanding:

(a) Annual Financial Statements. The Applicant will, upon written request by the Issuer, furnish to the Issuer as soon as possible, but in any case within 120 days (in the case of audited consolidated financial statements) or 75 days (in the case of unaudited financial statements) after the end of each of its fiscal years, (i) consolidated financial statements of Greenlight Capital Reinsurance, Ltd. (including at least a balance sheet and a statement of income) for such fiscal year, prepared and audited by an independent certified public accountant in accordance with generally accepted United States accounting principles (“GAAP”) and (ii) unaudited consolidated financial statements of the Applicant (including at least a balance sheet and a statement of income) for such fiscal year prepared in accordance with GAAP and certified (subject to changes resulting from year end adjustments) by the chief financial officer of the Applicant;

(b) Quarterly Financial Statements. The Applicant will, within a reasonable time after written request by the Issuer, furnish to the Issuer, as soon as possible but in any case within forty-five (45) days after the end of each of the Applicant’s fiscal quarters, unaudited consolidated financial statements (including at least a balance sheet and statement of income) for such fiscal quarter prepared in accordance with GAAP;

(c) Information. The Applicant will, within a reasonable time after written request by the Issuer, furnish to the Issuer: (i) any financial or other information reasonably requested by the Issuer; and (ii) not more frequently than once in any calendar year, a certificate of the Applicant’s authorized representative, chief executive or financial officer or the Applicant’s independent public accountants, as specified by the Issuer, by written notice to the Applicant that, as of the date of such certificate, no Default or Event of Default has occurred and is then continuing;

(d) Notices to Issuer. The Applicant will notify the Issuer promptly, but in any event no later than two Business Days, after the Applicant becomes aware of (i) the occurrence of any Default or Event of Default; or (ii) any event, condition, situation or set of circumstances (including any in respect of a contract, lease, commitment, litigation, contingent liability, or employee benefit plan) which has, or may reasonably be expected to have, a material, adverse effect upon the Applicant’s financial condition or business operations, or its ability to perform its obligations under this Agreement, in the case of clause (i) or (ii), in writing setting forth the details of such occurrence;

(e) Conduct of Business; Maintenance of Existence. The Applicant will (i) preserve, renew and keep in full force and effect its existence, and the rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not have a material adverse effect on the financial condition or business operations of the Applicant or its ability to perform its obligations under this Agreement; (ii) not make any change in its present method of conducting business that could have a material adverse effect on the financial condition or business operations of the Applicant or its ability to perform its obligations under this Agreement; and (iii) not change its name, close its offices at the address set forth in Section 14 or change its principal place of business without notice to Issuer thirty (30) days in advance thereof;

(f) Ranking of Obligations. The Applicant’s payment obligations hereunder shall at all times rank at least pari passu in terms of priority of payment with all other present and future unsecured payment obligations of the Applicant;

(g) Compliance with Laws. The Applicant will comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, provided, however, that the foregoing shall not require compliance with any such law, ordinance, rule, regulation and/or requirement so long as failure to comply shall not have a material adverse effect on the financial condition of the Applicant and its ability to perform its obligations under this Agreement;

(h) Transactions with Affiliates: The Applicant will not enter into any transaction of any sort with any Affiliate without the approval of the Issuer; provided that the Applicant may, without the approval of the Issuer, enter into transactions with any Affiliate on terms which are commercially reasonable and no less favorable than would be obtained in a comparable arm’s length transaction with an unrelated third party; and

(i) Restrictions on Merger, Sale of Asset. The Applicant will not enter into any merger, consolidation or amalgamation unless the Applicant shall be the continuing or surviving corporation following the consummation thereof.

Section 8. CONTINUING OBLIGATIONS.

The respective obligations of the Applicant and the Issuer under this Agreement shall be irrevocable and binding upon each of them and their respective successors and assigns, except that the Applicant may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Issuer, such consent not to be unreasonably withheld.

The Issuer may transfer any Letter of Credit to a different office or branch thereof, provided that (i) the Issuer shall have obtained the prior written consent of the Applicant to any such transfer (at all times other than during the existence of a Default or an Event of Default), which consent shall not be unreasonably withheld by the Applicant, and (ii) any such transfer shall not be objectionable to the Beneficiary of such Letter of Credit.

Section 9. LIABILITY OF THE ISSUER.

Neither the Issuer or HVB nor any of its employees, affiliates, agents, officers or directors shall be liable to the Applicant for: (a) the use which may be made by the Applicant or Beneficiary of a Letter of Credit or the proceeds of any drawing thereunder; (b) the validity, sufficiency or genuineness of any documents presented to the Issuer with respect to a drawing made under a Letter of Credit, provided, however, that such documents do not appear to be invalid, insufficient, fraudulent or forged on their face; or (c) any other circumstances resulting in the payment or nonpayment by the Issuer of any amounts drawn under a Letter of Credit, except in the case of the gross negligence, bad faith or willful misconduct of the Issuer or any of its employees.

The Applicant agrees to indemnify the Issuer and HVB, and their respective affiliates, directors, officers, representatives and agents from and against all claims, liabilities, obligations, losses, damages, penalties, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against any of them by any person in any way relating to or arising out of (x) this Agreement or any default under or breach of this Agreement or any other Finance Document by the Applicant; and (y) any action taken or omitted by the Applicant under this Agreement or any other Finance Document or any exercise or enforcement of rights or remedies under this Agreement or any other Finance Document; provided that the Applicant will not be liable to an indemnified party to the extent any liability results from that indemnified party’s gross negligence, bad faith or willful misconduct. Payment by an indemnified party will not be a condition precedent to the obligations of the Applicant under this indemnity. This Section 9 will survive any request for a Letter of Credit, the incurrence and repayment of any Outstanding Indebtedness, any novation, transfer or assignment and the termination of this Agreement.

Section 10. MODIFICATION OF DRAFTS AND CREDITS.

Any extension of maturity of a Letter of Credit, any increase in the Stated Amount of a Letter of Credit, or any other modification of the terms of a Letter of Credit or drafts drawn thereunder, shall be made only in a writing signed by the Applicant and the Issuer, and (except for increases in the Stated Amount) approved by the Beneficiary in each instance. This Agreement shall continue to be binding upon the Applicant and the Issuer with respect to such Letter of Credit or draft so extended, increased or otherwise modified and with respect to any action taken by the Issuer in accordance with such extension, increase or other modification.

Section 11. EVENTS OF DEFAULT

The Issuer (x) shall cease to be under any further commitment to the Applicant and (y) may declare all Outstanding Indebtedness immediately due and payable if any of the following events (each an “Event of Default”) occur:

(a)

failure to pay on the due date the Letter of Credit Fee in accordance with clause 4(a) of this Agreement and continuance of such failure for a period of five (5) Business Days following the Issuer’s notice thereof to the Applicant;

(b)

failure to pay or satisfy the Drawdown Reimbursement Obligations on the day any notification is received by the Applicant from the Issuer of a drawing made under a Letter of Credit and the continuance of such failure for a period of five (5) Business Days;

(c)

the Applicant shall fail to pay any other Outstanding Indebtedness (other than any payment obligations referenced to in clauses 11(a) and (b) above) when and as due and payable and such failure continues for a period of five (5) Business Days following the date the Issuer gives notice thereof to the Applicant;

(d)

the Applicant does not comply with Clause 4.1(b)(ii) of the Security Agreement and such non-compliance continues for a period two (2) Business Days following the date the Issuer gives notice thereof to the Applicant;

(e)

the Aggregate Adjusted Market Value (as defined in the Security Agreement) is an amount equal to or less than the Stated Amount and such deficiency continues for a period of two (2) Business Days following the date the Issuer gives notice thereof to the Applicant;

(f)

if the Applicant or any one or more of its Subsidiaries (such that, regardless of the size of such Subsidiary, the occurrence of any of the following could reasonably be expected to have a material adverse effect on the Applicant) shall voluntarily or involuntarily become the subject of any insolvency, bankruptcy, reorganization or similar proceedings, or shall make an assignment for the benefit of its creditors or if a trustee, receiver or custodian is appointed in respect of all or a substantial part of the assets of the Applicant or any of its Subsidiaries and in the case of an involuntary insolvency, bankruptcy, reorganization or similar proceeding such proceeding remains undismissed, undischarged or unstayed for a period of sixty (60) days;

(g)

a representation or warranty made or deemed to be repeated by the Applicant to the Issuer under any of the Finance Documents, shall have been false or misleading in any material respect as of the date such representation or warranty is made or deemed to be repeated;

(h)

any attachment, execution or levy is made in respect of any part of the Collateral, the Collateral becomes subject to any lien, charge, encumbrance or security interest (other than any lien, charge, encumbrance or security interest created pursuant to or permitted by this Agreement or any other Finance Document) or the Issuer ceases for any reason to have a first priority perfected security interest in any Collateral;

(i)

the Applicant shall default in the payment when due (subject to any applicable grace period) of any other Debt if (i) the effect of such default is to accelerate the maturity of such indebtedness or obligation or to require the prepayment thereof or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause any such Debt to become due prior to its stated maturity and (ii) the aggregate amount of Debt of the Applicant which is accelerated or becomes so due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $500,000 or more;

(l)

the Applicant does not comply with any other term of this Agreement or any other Finance Document and such non-compliance continues for a period of 10 Business Days following the date the Issuer gives notice thereof to the Applicant or the date the Applicant becoming aware of the non-compliance; and

(m)

one or more final and non-appealable judgments or decrees is entered against the Applicant or any of its Subsidiaries involving in the aggregate a liability (not fully paid or covered by insurance) of $500,000 or more and all such judgments or decrees shall not have been vacated, discharged or stated or bonded pending appeal within sixty (60) days form the entry thereof.

Section 12. GOVERNING LAW; JURISDICTION; APPOINTMENT OF AGENT; VENUE.

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands in respect of any dispute arising out of this Agreement.

Section 13. NOTICES.

Notices and demands hereunder shall be in writing and will be sufficient if delivered by email, hand, overnight courier service, with air charges prepaid, by first class mail postage prepaid, or by tested cable, or facsimile transmission, at the following addresses, or to such other address as the recipient shall have designated to the sender by written notice hereunder.

If to the Applicant:

Greenlight Reinsurance, Ltd.

The Grand Pavilion

802 West Bay Road

P.O. Box 31110

Grand Cayman, KY1-1205

Cayman Islands

Attention:	Tim Courtis
Telephone:	(345) 745-4573
Fax:	(345) 745-4576
Email:	tim@greenlightre.ky
sherry@greenlightre.ky
greenlightre@greenlightre.ky

If to the Issuer:

Bank Austria Cayman Islands Ltd.

3rd Floor Whitehall House, 238 North Church Street

P.O. Box 31362

Grand Cayman, KY1-1206

Cayman Islands

Attention:	Nic Corsetti / Marcus Spain
Telephone:	(345) 949-3800
Fax:	(345) 949-2030
Email:	ncorsetti@baoffshore.com
mspain@baoffshore.com
info@baoffshore.com

Section 14. AMENDMENTS AND WAIVERS

This Agreement may only be amended by a written instrument, executed by each of the parties hereto. No waiver of any provision of this Agreement nor consent to any departure by the Applicant therefrom shall in any event be effective unless the same shall be in writing and signed by the Issuer, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 15. NO WAIVER; REMEDIES

No failure on the part of the Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.

Section 16. SEVERABILITY.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severed herefrom and ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. If under any relevant law any of the requirements, occurrences, circumstances, Events of Default or other matters referred to herein are not applicable as described, there shall be deemed to have been substituted therefor a reference to the requirements, occurrences, circumstances, Events of Default or other matters which under the relevant law is analogous thereto or most closely corresponds thereto.

Section 17. ENTIRE AGREEMENT.

This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties relating to the subject matter hereof, whether written or oral. No course of prior dealing among the parties hereto, no usage of the trade, nor oral or written representations of any kind and no parol evidence of any nature shall be used or relevant to supplement, explain or modify any terms used herein.

Section 18. COUNTERPARTS.

This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 19. FURTHER ASSURANCES.

The Applicant agrees to take such actions and to execute and deliver any additional documents that may be reasonably necessary to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GREENLIGHT REINSURANCE, LTD.
By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer

By:	/s/ Leonard Goldberg
Name:	Leonard Goldberg
Title:	Chief Executive Officer

BANK AUSTRIA CAYMAN ISLANDS LTD.
By:	/s/ Nicola Corsetti
Name:	Nicola Corsetti
Title:	Deputy Managing Director

By:	/s/ Marcus Spain
Name:	Marcus Spain
Title:	VP, Chief Financial Officer

EXHIBIT A

Draft Form of Application for Standby Letter of Credit

BANK AUSTRIA

CAYMAN ISLANDS

APPLICATION FOR STANDBY LETTER OF CREDIT

Paying Bank:	Letter of Credit Reference No. _________________

Advising Bank (Name and Address): Bank Austria Cayman Islands Ltd. Whitehall House, 3rd Floor 238 North Church Street, Grand Cayman	Applicant: Greenlight Reinsurance, Ltd. The Grand Pavilion 802 West Bay Road P.O. Box 31110 Grand Cayman, Cayman Islands
Beneficiary (Name and Address)	Amount (In specific currency): USD

Expiry Date and Place: [•], 200x

This Application is for the issuance of a standby letter of credit under and subject to the terms and conditions of the Letter of Credit Agreement dated June 6th, 2007 (the “Letter of Credit Agreement”) between Bank Austria Cayman Islands Ltd. and Applicant.

____________________________________________________________________________________

Subject to the following terms and conditions, please issue your irrevocable Letter of Credit (hereinafter called the “Credit”) to be available by the beneficiary’s draft(s):

Drawn at sight on:

☒	Bayerische Hypo- und Vereinsbank AG, New York Branch, 150 East 42nd Street, New York, NY 10017
☐	____
(Name and Address of Paying Bank, if any)

Accompanied by Beneficiary’s written statement that the amount of any draft(s) drawn hereunder represent funds due and payable because of the following reasons (select one):

☒	Applicant of the Credit has failed to comply with terms or conditions of a contract described as: [•]
☐	Applicant of the Credit has been awarded a contract under an offer to bid and has failed to become a party to the contract related thereto (describe): _
☐

It has become necessary for the Beneficiary bank or other financial entity to make payment under its undertaking issued on behalf of Applicant of this Credit, with an expiration date of _____, at its counters, in favor of __, in relation to __.

☐	Description of transaction if other than described above: ____
☒	Automatic extension available unless 30-day notification of non-renewal or termination of the Letter of Credit Agreement, with an initial expiration date of [•], 200x

☐	All banking charges, other than Bank Austria charges, are for account of:	☐ Beneficiary	☒Applicant

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Transmit the Credit by:

☒Cable/SWIFT	☐Airmail	☐Courier Service

All drafts and documents called for under the Credit are to be delivered by the negotiating or paying bank to Bank Austria Cayman Islands Ltd., Cayman Islands by airmail in a single mailing.

GREENLIGHT REINSURANCE, LTD.
By:
	Name: Bart Hedges	Date
Title: President & CUO
By:
	Name: Tim Courtis	Date
Title: CFO

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EXHIBIT B

Form of Letter of Credit

LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER CREDIT NUMBER: [ASSIGNED BY HVB]

DATE OF ISSUE: [DATE]

BENEFICIARY:	APPLICANT:
[FRONT DESIGNEE]	Bank Austria Cayman Islands Ltd.
for benefit of Greenlight Reinsurance, Ltd.
Whitehall House
238 North Church Street
PO Box 31362
Grand Cayman, KY1-1206
Cayman Islands

SWIFT:	SWIFT: BKAUKYKY

AMOUNT AVAILABLE:	USD [#AMOUNT] ([AMOUNT] million and 00/100 United States Dollars)

EXPIRY DATE: [EXPIRY]

We hereby establish this irrevocable and unconditional letter of credit (“Letter of Credit”) in your favor, as Beneficiary (referred to herein as “you” or “your”) and authorize you to draw on us up to aggregate amount of USD [#AMOUNT] ([AMOUNT] and 00/100 United States Dollars) effective immediately.

After this Letter of Credit has been issued, it cannot be revoked, amended or reduced without your written acknowledgement and consent.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary, including without limitation, any liquidator, rehabilitator, receiver or conservator, provided that any drawing by such successor must be accompanied by a copy of satisfactory legal documentation evidencing the appointment of such successor of the beneficiary.

This Letter of Credit is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date unless at least thirty (30) days prior to any expiration date we notify you by registered mail, certified mail or courier that this Letter of Credit will not be renewed for any such additional period.

We hereby undertake to fully and promptly honor each of your sight draft(s) drawn on us under this Letter of Credit for all or any part of this Letter of Credit, if presented to us at 150 East 42nd Street, New York, NY 10017 on or before the close of business on the Expiry Date. If you so choose, you will be able to draw on this Letter of Credit more than once, without amendment, provided that the sum of the amounts that you have drawn does not exceed the Amount of this Letter of Credit.

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This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended or amplified by reference to any note, document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which the Letter of Credit relates and any such reference shall not be deemed to be incorporated herein by reference. The obligation of Bayerische Hypo- und Vereinsbank AG, New York Branch under this Letter of Credit is not subject to any condition or qualification and is the individual obligation of Bayerische Hypo- und Vereinsbank AG, New York Branch and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or other reimbursement.

We hereby represent and affirm that the execution of this Letter of Credit will not constitute a violation of any law or regulation which may limit the amount of credit which can be extended by this bank to any single borrower or customer.

This Letter of Credit is subject to and governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce (Publication No. 500). If this Letter of Credit expires during an interruption of business as described in Article 17 of said Publication 500, Bayerische Hypo- und Vereinsbank AG, New York Branch hereby specifically agrees to effect payment if this Credit is drawn against within thirty (30) days after the resumption of business.

Yours very truly
BAYERISCHE HYPO- UND VEREINSBANK AG New York Branch
By:	By:
Name	Name
Title	Title

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